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                                                             EXHIBIT 1.A.(5)(b8)




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MONARCH LIFE INSURANCE COMPANY SPRINGFIELD, MASSACHUSETTS

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Additional Payments Endorsement

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The fourth paragraph in the ADDITIONAL PAYMENT OPTION provision of the basic policy is amended to read as follows:

        If you die prior to the policy processing date following the dates of receipt and acceptance of any additional payments, we will pay the beneficiary the larger of:

        - the death benefit calculated as of the policy processing date prior to the dates of receipt and acceptance of the additional payments plus the amount of the additional payments, and;

        - the cash value as of the date of receipt and acceptance of the last additional payment made prior to the death of the insured multiplied by the net single premium factor for such date.

        We will reduce the amount paid to the beneficiary by any policy debt and increase it by any amounts due from riders. If you die during the grace period, we will also reduce this amount by any overdue charges.

The PROCEEDS PAYABLE TO THE BENEFICIARY provision of the basic policy is modified to add the following paragraph at the end of the DEATH BENEFIT PROCEEDS section:

        The amount paid to the beneficiary on your death will be greater when we have received and accepted any additional payments during a policy processing period and the insured dies prior to the policy processing date following such payments. See ADDITIONAL PAYMENT OPTION.